Exhibit 10.20

Execution Version

(Translation)

MORTGAGE

On the 14th day of September of the year two thousand four, at Avenida do Dr. Mário Soares, Bank of China Building, 25th Floor “D”, Macau where I attended for the purpose of the execution of this act, before me, Maria Amélia António, a Private Notary, appeared:

FIRST:

Maddox, Matthew O., married, a citizen of the United States of America, holder of passport nº,160178905, issued in Washington DC, United States of America on 4 December 1998, residing at nº 125 Rotunda S. João Bosco, 15th Floor “A”, Phoenix Terrace, Macau, acting in his capacity as a representative of:

Wynn Resorts (Macau) S.A., in Chinese,   and, in English, Wynn Resorts Macau Limited, a company incorporated in Macau with its registered office at 429, Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau Special Administrative Region, registered at the Macau Registry of Companies and Movable Property under nº 14917 (SO).

SECOND:

Lui, Sun Peng, married, British National Overseas citizen, holder of Hong Kong Identity Card, card number A835584(6) issued in Hong Kong on 18 October 1989, residing at Flat A, 19th Floor Wah Hai Mansion, 10-16 Fort Street, Hong Kong, and Gore, David Edward, married, Australian citizen, holder of Hong Kong Identity Card, card number P595621(1) issued in Hong Kong on 1 December 2003, residing at Flat F, 33/F Palatial Crest, 3 Seymour Road, Hong

Kong, and acting in their capacities as representatives of:

Société Générale, Hong Kong Branch, with its principal office at 42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong.

I verified: a) the identity of the parties to this deed by production of their respective identification documents; b) the capacity and authority of the first grantor to intervene in this act by a certificate issued by the Registry of Companies and Movable Property of Macau and a resolution, transmitted by fax, dated 9 September 2004 passed by the Board of Directors of the company represented by the first grantor stating that, among other things, the company has its own interest in having the obligations of other entities, in addition to its own obligations, secured by the mortgage created hereby because the transactions which require such security are relevant for the activities of the company and of the group of companies which they are all part of, and c) the capacity and authority of the second grantors to intervene in this act by two powers of attorney, one of which transmitted by fax. The documents above referred to which have been transmitted by fax are filed in my Office under nºs 4 and 3 in bundle nº 1/04 of documents transmitted by fax, pursuant to articles 62.3 and 60.3 of the Notarial Code. The certificate and one of the powers of attorney above referred to are filed in my Office under nºs 80 and 81 in bundle nº 1/04 of documents filed at the request of the parties.

AND THEY DECLARED:

That a group of institutions (hereinafter referred to as “the Secured Parties”) have agreed to make available to Wynn Resorts (Macau) S.A. (hereinafter referred to as “the Borrower”) certain loan and other facilities for the purpose, subject to the terms and conditions set out in the respective documents (hereinafter referred to as “the Finance Documents”, a term that will include any amendments as may be introduced to such documents from time to time pursuant to their own provisions). It is a condition of the Secured Parties making the facilities available under the Finance Documents that a first mortgage be created over the rights of the Borrower to the lease of the land hereinafter referred to, including the ownership of all present and future constructions thereon and fixtures and accessions thereto. The mortgage shall be taken by Société Générale, Hong Kong Branch as security agent acting for and on behalf of the Secured Parties (hereinafter referred to as “the Bank” and always in its capacity as security agent acting for and on behalf of the Secured Parties). The scope of the mortgage is to secure the payment to the Bank of all obligations owing to the Secured Parties or any of them by the Borrower or all or any of the other Grantors under or pursuant to the Finance Documents or any of them whether present or future, actual or contingent and whether incurred by the Borrower or any other Grantor alone or jointly, and whether as principal or surety or in some other capacity (“the Secured Obligations”).

That, to secure the payment of the Secured Obligations to the Bank, including, without limitation, the liabilities of the Borrower under each Facility, the liabilities of the Borrower arising from bank guarantee nº 099/2002 dated 16 May 2002 issued by Banco Nacional Ultramarino, S.A. and any replacement bank guarantee thereof issued by the said bank under the Second Ranking Facility Agreement and meeting the requirements of the Concession Contract, and the liabilities of the Borrower under the Subordinated Funding, which Secured Obligations for registration purposes only and without prejudice to the provisions of the Finance Documents are as follows:

1. Amount:

the aggregate maximum principal amount is the equivalent of US$1,000,000,000 (one billion United States dollars), corresponding to MOP8,031,000,000 (eight billion and thirty one million patacas);

2. Interest:

interest is chargeable at a floating rate which currently varies between 3.38066% and 7.5% per annum; in the event of any default in payment, interest is chargeable at a floating rate which currently varies between 5.38066% and 7.5% per annum;

3. Expenses:

the amount of other payments, expenses, costs, taxes and indemnities is the equivalent of US$100,000,000 (one hundred million United States dollars) corresponding to MOP803,100,000 (eight hundred and three million and one hundred thousand patacas), the Borrower by way of this deed creates a first mortgage in favour of the Bank, who accepts it, over the rights of the Borrower to the lease of the land, not registered in the property index, given its nature and purpose, with an area of 64,518m2 (sixty four thousand five hundred and eighteen square metres) named Fecho BPG – Zona B - Lote B1, located in the Macau peninsula at Zone B in the New Reclamation of the Outer Harbour (NAPE), bordering Rua Cidade de Sintra, Avenida de Sagres and Avenida 24 de Junho, described under nº 23137 at the Land Registry of Macau, whereat the said rights, which are granted for a period of twenty five years as of 11 August 2004 subject to extension pursuant to the law, are registered in the name of the Company under inscription nº 29958F

This mortgage over the rights of the Borrower to the lease of the said land comprehends the right of ownership of any existing and future constructions thereon and fixtures and accessions thereto. The Bank hereby accepts the terms and conditions of all such rights as set out in the land concession contract which provides the title to the said lease.

The payment of interest secured by this mortgage covers all interest outstanding at any given moment and is not limited to interest accrued over a period of three years or of any other duration.

The Borrower undertakes to the Bank at all times during the subsistence of this mortgage that: a) it shall promptly notify the Bank in writing of any event or notice received by it that may reasonably be likely to prejudice materially the value of the rights of the Borrower to the lease of the said land and/or the mortgage hereunder or the ability of the Bank to realise the mortgage (except to the extent notification of such event or notice received has been given to the Bank by any Grantor); b) it shall not create, grant or permit to exist any lien over any of the rights of the Borrower to the lease of the said land (other than the mortgage created hereunder, any security created or to be created under the other Finance Documents in favour of the Bank, any lien referred to in paragraph 3(e), 3(f), 3(h), 3(i), 3(j) or 3(q) of Schedule 5 Part B of the Common Terms Agreement and any Mandatory Permitted Lien); c) it shall not assign, sell or dispose of in any other manner and for any purpose, all or any of the rights and property mortgaged hereunder.

This mortgage is enforceable upon an Enforcement Notice being issued by the Bank to the Borrower. The Bank shall not be liable by reason of (a) taking any action permitted by this mortgage or (b) any neglect or default in connection with any rights or property hereby mortgaged or (c) realising all or any rights and property hereby mortgaged, in each case except in the case of gross negligence or wilful misconduct on the part of the Bank.

The proceeds of any sale or other disposal of the rights and property hereby mortgaged shall be applied by the Bank in accordance with Clause 15 (Application of Proceeds) of the Deed of Appointment and Priority.

The Bank may, at any time after the delivery of an Enforcement Notice to the Borrower, place and keep, for such time as it shall determine, any proceeds received, recovered or realised by the enforcement of the mortgage at a separate suspense or impersonal account (which is interest-bearing provided that there is no tax liability on the Bank with respect to any interest in such account) to the credit of either the Borrower or the Bank, as the Bank shall determine, without having any obligation to apply the same or any portion thereof to the payment of the Secured Obligations. If the Secured Obligations have been fully discharged or would be fully discharged if the monies in such suspense account were applied towards satisfaction of the Secured Obligations, the Bank shall apply the monies in such suspense account towards satisfaction of the Secured Obligations and if there are any monies remaining in such suspense account after the Secured Obligations have been fully discharged, the Bank shall pay such remaining monies to the Borrower. Any interest accrued on any monies in such suspense or impersonal account shall be credited to such suspense or, as the case may be, impersonal account and shall, subject to the foregoing, be applied towards satisfaction of the Secured Obligations.

No failure or delay on the part of the Bank to exercise its rights hereunder shall operate as a waiver thereof and such rights are cumulative and not exclusive of any securities provided by the Borrower and or remedies available in law. The Bank shall not be obliged, before enforcing this mortgage, to enforce or seek to enforce any other security in respect of the Secured Obligations.

The terms “Entidades Garantidas”, “Documentos de Financiamento”, “Outorgantes”, “Facilidades”, Contrato da Facilidade de Segundo Grau”, “Contrato de Concessão”, “Financiamento Subordinado”, “Ónus Obrigatório Permitido” and “Aviso de Execução” shall have the same meaning as “Secured Parties”, “Finance Documents”, “Grantors”, “Facilities”, “Second Ranking Facility Agreement”, “Concession Contract”, “Subordinated Funding”, “Mandatory Permitted Lien” and “Enforcement Notice” respectively as defined in the deed of appointment and priority dated 14 September 2004 and made between, among others, the Borrower, Société Générale Asia Limited as intercreditor agent and the Bank as security agent (as amended, varied, novated, supplemented from time to time) (the “Deed of Appointment and Priority”) or, if not defined in the Deed of Appointment and Priority, the common terms agreement dated 14 September 2004 and made between, among others, the Borrower and Société Générale Asia Limited as intercreditor agent (as amended, varied, novated, supplemented from time to time).

Any documents, of whatever nature, issued by the Bank to the Borrower including without limitation an enforcement notice stating the amount of Secured

Obligations as at the date of such enforcement shall be treated as documents referred to in this deed for the purpose of article six hundred and eighty one of the Code of Civil Procedure.

The full and final discharge of the Secured Obligations as defined in the Deed of Appointment and Priority shall have the effect of releasing this mortgage. The Bank shall release this mortgage as soon as reasonably practicable following the satisfaction of the requirements set out in Clause 16.20 of the Deed of Appointment and Priority. If the Concession Contract should terminate prior to the full and final discharge of the Secured Obligations, this mortgage shall be reduced to the extent required to ensure that the casino referred to in Clause 42 of the Concession Contract reverts to the Macau Special Administrative Region free of this mortgage pursuant to Clause 43 of the Concession Contract.

This mortgage is governed by the laws of the Special Administrative Region of Macau and for any disputes arising from this agreement the parties submit to the jurisdiction of the Courts of Macau.

AND THEY SAID NO FURTHER.

I advised the parties to this deed that this act will not be effective between the parties and as against any third parties until it is registered.

I file in my record a certificate issued by the Macau Land Registry whereby I verified the description of the land and the inscription of the rights to the lease of the land and a certificate issued by the Finance Department of Macau whereby I verified the property index references.

As the parties to this deed do not understand the Portuguese language, I translated this deed verbally into English to them and they both assured me that it corresponds to their will.

I read and explained this act out loud and in the simultaneous presence of all.